UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2013, American Bio Medica Corporation (the “Company”) entered into a Second Mortgage Consolidation Loan Amendment (“Second Mortgage Consolidation Loan Amendment”) with First Niagara Bank (“FNB”) related to the Company’s Mortgage Consolidation Loan with FNB dated February 23, 2011 (“Mortgage”). The Mortgage terminated on March 1, 2014.

Under the Second Mortgage Consolidation Loan Amendment, the Company’s Mortgage was recast into a 4-year fully amortizing note with a one-year term through March 1, 2014. The interest rate was increased from 8.25% to 9.25%, and the monthly payment was reduced to $14,115 from $14,437. The Company was required to make a principal reduction payment of $25,000 at the time of closing. All other terms of the Mortgage Consolidation Loan remained unchanged.

The Mortgage continues to be secured by the Company’s facility in Kinderhook, New York as well as various pieces of machinery and equipment. The Company has to comply with a covenant to maintain Liquidity of at least $50,000 (Liquidity is defined as any combination of cash, marketable securities or borrowing availability under one or more credit facilities other than the Mortgage). The Company is in compliance with this requirement as of the date of this report. As of the date of this report, the balance on the Mortgage is $553,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: March 15, 2013	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Executive Vice President
Chief Compliance Officer
Corporate Secretary